Exhibit 99.2
NIQ Global Intelligence plc
Reportable Segments Recast
(Unaudited)
This Exhibit 99.2 is being furnished to aid investors by providing supplemental information related to the retrospective impact of a change in segment reporting effective in 2026.
Change to Historical Segment Results
The Company operates through three reportable segments: (1) Americas, which includes North America and Latin America; (2) EMEA, which includes Europe, the Middle East, Africa and South Asia and (3) APAC, which includes Asia and the western Pacific region. Each segment provides similar services through the Company’s Intelligence and Activation offerings but to different geographic regions across the world.
Beginning in 2026, the South Asia region, which was formerly included in the APAC reportable segment, is managed within the EMEA reportable segment. Additionally, revenues and expenses related to Global Services & Other, which were formerly included within the EMEA reportable segment, are now attributed and reported within the applicable reportable segment based on geographical location of service.

On July 10, 2023 (the “Combination Closing Date”), the Company completed a business combination with GfK SE (“GfK”), a European company (societas Europaea) organized under German law (the “GfK Combination”). Since the Combination Closing Date, the GfK Combination has been a significant driver of revenue, cost of revenue, and other operating expenses. Due to system integrations resulting from the GfK Combination, historical 2024 segment-level information was not maintained under the Company’s new segment structure. As a result, recasting historical 2024 quarterly unaudited segment information is impracticable and not cost-justified, as the systems did not capture the necessary comparable data.

As a result, recast historical unaudited quarterly financial information reflecting this change is presented for fiscal year 2025 only. The segment realignment affects solely the presentation of previously disclosed reportable segment results and does not revise the Company’s previously reported consolidated financial statements for any period. Segment information has been retrospectively adjusted to reflect this change.

The following table sets forth revenue, significant segment expenses and Adjusted EBITDA by reportable segment for the periods presented:

	Three Months Ended
	March 31, 2025			June 30, 2025			September 30, 2025			December 31, 2025
(in millions)	Americas	EMEA	APAC	Americas	EMEA	APAC	Americas	EMEA	APAC	Americas	EMEA	APAC
Revenues	$380.6	$430.5	$154.8	$406.0	$476.9	$157.9	$407.0	$484.6	$161.0	$454.9	$516.2	$168.0
Less:
Data acquisition costs	86.1	77.1	27.0	83.6	83.4	28.3	89.6	85.1	28.2	98.7	92.5	30.6
Other segment costs(1)	186.3	228.2	96.2	193.2	251.5	100.3	192.4	242.8	102.9	194.7	247.1	97.6
Segment Adjusted EBITDA	$108.2	$125.2	$31.6	$129.2	$142.0	$29.3	$125.0	$156.7	$29.9	$161.5	$176.6	$39.8
(1) Other segment costs primarily include personnel-related costs, cloud costs, software and hardware maintenance costs and occupancy costs.

The following table reconciles Adjusted EBITDA by segment to (loss) income before income taxes, for the periods presented:

	Three Months Ended
(in millions)	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Adjusted EBITDA by segment
Americas	$108.2	$129.2	$125.0	$161.5
EMEA	125.2	142.0	156.7	176.6
APAC	31.6	29.3	29.9	39.8
Total segment Adjusted EBITDA	265.0	300.5	311.6	377.9
Adjustments to reconcile to (loss) income before income taxes:
Corporate expenses not allocated to segments	(76.3)	(85.6)	(87.9)	(88.7)
Depreciation and amortization	(148.5)	(153.8)	(166.9)	(163.3)
Interest expense, net	(83.5)	(95.2)	(78.2)	(60.7)
Transformation program costs(1)	(5.6)	(12.5)	(19.3)	(10.8)
GfK integration costs(2)	(14.7)	(1.9)	(12.4)	(33.3)
Acquisitions and transaction related costs(3)	(5.4)	(2.9)	(8.0)	(9.0)
Foreign currency exchange gain (loss), net	32.0	57.4	(18.9)	7.7
Nonoperating items, net(4)	(62.7)	17.8	(33.1)	10.1
Share-based compensation expense	(1.3)	(1.5)	(50.5)	(7.8)
Impairment of long-lived assets	(0.7)	(0.4)	—	—
Net income attributable to noncontrolling interests	1.9	1.9	1.7	2.5
Other operating items, net(5)	5.2	(0.8)	(0.8)	(0.1)
(Loss) income before income taxes	$(94.6)	$23.0	$(162.7)	$24.5
(1) Transformation program costs include employee separation costs as well as additional costs associated with accelerated technology investment and consultancy and advisory fees incurred to evaluate and improve organizational efficiencies and operations.
(2) GfK integration costs include employee separation costs, as well as additional costs for consulting fees and integration associated with the GfK Combination.
(3) Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(4) Consists of adjustments related to: (i) net periodic pension costs other than service cost, (ii) factoring fees, (iii) write-off of unamortized debt discount and debt issuance costs, (iv) deconsolidation of subsidiaries, (v) settlement of tax indemnification, (vi) other nonoperating expenses, and (vii) remeasurement of warrant to fair value.
(5) Consists primarily of adjustments related to gain/loss on sale of long-lived assets and gain/loss on settlement of asset retirement obligations.